Exhibit (h)(1)


                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                    EACH OF THE ENTITIES LISTED ON SCHEDULE A

                                       AND

                       STATE STREET BANK AND TRUST COMPANY

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  Terms of Appointment and Duties............................................1

2.  Financial Intermediaries and Third Party Administrators....................7

3.  Fees and Expenses..........................................................8

4.  Representations and Warranties of the Transfer Agent......................10

5.  Representations and Warranties of the Trust...............................10

6.  Wire Transfer Operating Guidelines........................................11

7.  Data Access and Proprietary Information...................................12

8.  Indemnification...........................................................15

9.  Standard of Care/Limitation of Liability..................................16

10. Confidentiality ..........................................................17

11. Inspection Rights.........................................................17

12. Assurance on Risk Management..............................................18

13. Covenants of the Trust and the Transfer Agent.............................18

14. Termination of Agreement..................................................19

15. Assignment and Third Party Beneficiaries..................................20

16. Subcontractors............................................................21

17. Miscellaneous.............................................................21

18. Additional Trusts/Funds...................................................23

19. Limitations of Liability of the Trustees and Shareholders.................23

Schedule A         Trusts and Funds
Schedule 1.2(f)    AML Delegation
Schedule 3.1       Fees and Expenses

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

         THIS AGREEMENT made as of the 14th day of December, 2005, by and between each of the entities listed on Schedule A hereto and each being an entity of a type as set forth on Schedule A and organized under the laws of the state as set forth on Schedule A, each with place of business at 605 Third Avenue, New York, New York 10158-0180 and each of which is acting on its own behalf and on behalf of each of the funds listed under its name on Schedule A, but not jointly with any other entities listed on Schedule A (each such entity, together with its Funds (as defined below), shall be severally referred to as the "Trust") and State Street Bank and Trust Company, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

                                   WITNESSETH:

WHEREAS, each Trust currently set forth on Schedule A is a statutory or business trust registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, each Trust currently set forth on Schedule A is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 18 being herein referred to severally as the Trust's "Funds"); and

WHEREAS, it is contemplated that additional Trusts and their Funds may become parties to this agreement by mutual consent of the parties hereto and by execution of a counterpart signature page to this Agreement; and

WHEREAS, the Trust on behalf of the Funds desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.      Terms of Appointment and Duties

  1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for the Trust's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Trust on behalf of the applicable Fund, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

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        (a) Establish each Shareholder's account in the Trust on the Transfer
        Agent's recordkeeping system and maintain such account for the benefit of such Shareholder;

        (b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized pursuant to the Trust Instrument of the Trust (the "Custodian");

        (c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

        (d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

        (e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Trust;

        (f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

        (g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

        (h) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

        (i) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Trust, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

        (j) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost;

        (k) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

        (1) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

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  1.2   Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

        (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

        (b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 9:00 AM Eastern Time, or such earlier time as the Trust may reasonably require, on the next business day;

        (c) "Blue Sky" Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Trust to monitor the total number of Shares sold in each State;

        (d) National Securities Clearing Corporation (the "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker- dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Trust's banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

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        (e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust or its agents and affiliates may perform these services on the Trust's behalf. As of the commencement of this Agreement, the parties agree that the Trust or its agent or affiliate, shall be responsible for performing the following services: (i) answering and responding to phone calls from Shareholders and advisors during certain hours and (ii) scanning of all street mail sent to the Trust address. With respect to the services to be performed by the Trust or by any Trust agent or affiliate, the Trust agrees that the Transfer Agent shall be relieved from all responsibility and liability for the services performed or to be performed by the Trust, its agents or affiliates and shall be indemnified and held harmless by the Trust against any liability arising therefrom to the same extent as provided for in Section 8 of this Agreement. The Trust and Transfer Agent may agree for the Transfer Agent to answer and respond to phone calls from Shareholders and advisors during certain hours.

        (f) Anti-Money Laundering ("AML") Delegation. If the Trust elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule ("Schedule 1.2(f) entitled "AML Delegation") which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Section 1.2(f), the Trust agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below.

  1.3   Facsimile Communications.

        (a) The Trust hereby authorizes and instructs the Transfer Agent, as transfer agent for the Trusts listed on Schedule A: (i) to accept facsimile transaction requests on behalf of individual Shareholders received from broker/dealers of record, third-party administrators ("TPAs") or the Trust; (ii) that the broker/dealers, TPAs and the Trust are duly authorized to initiate such transactions on behalf of the Shareholders; and (iii) that the original source documentation is in good order and the broker/dealers, TPAs or the Trust will retain such documentation.

  1.4 Retirement Accounts. The Trust has developed certain Retirement Plan Programs pursuant to which the customers ("Employers") and individuals ("Participants") may adopt certain retirement plans ("Plan" or "Plans"). Retirement Plan Programs shall mean the Trust's standardized profit sharing plans, money purchase plans, 401(k) plans, 403(b)(7) plans and Traditional, Roth, SEP Individual Retirement Accounts (collectively "IRAs"). The Trust has developed and shall provide, plan documents for such Plans which are qualified under Sections 401(a), 401
        (k), 408, 408A and 403(b) of the Internal Revenue Code of 1986 (the "Code"), as amended ("Trust Prototypes"). The Trust desires

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        to appoint the Transfer Agent as custodian or trustee of any Plan established by an Employer or Participant using the Trust Prototypes and the Transfer Agent desires to accept such appointment, provided however that such Plan is maintained on the Transfer Agent's systems pursuant to this Agreement. The parties agree as follows:

        (a) As custodian or trustee of the Plans, the Transfer Agent will be designated as the owner, on the records of the Trust;

        (b) Records of the custodian's or trustee's ownership of Shares of the Trust will be maintained by the Transfer Agent for such Shares in the name of the Transfer Agent as custodian or trustee (or its nominee) and no physical Shares will be issued.

        (c) Under the terms of each Trust Prototype, the Transfer Agent as custodian or trustee has no investment responsibility for the selection of investments for a Plan and the Transfer Agent will have no liability for any investments made for a Plan other than to maintain custody of the investments subject to the terms of this Agreement. The Trust will not state or make any representations to the contrary hereof.

        (d) The Transfer Agent will not serve as plan administrator of any Plan, or in any other administrative or other capacity except as custodian or trustee thereof. The Transfer Agent will not keep records of the Plans or maintain any other records except those that are necessary to serve as custodian, trustee or as transfer agent pursuant to this Agreement. The Trust will not state or make any representations to the contrary hereof.

        (e) The Trust will upon reasonable advance notice make available access to its facilities and access to or copies of such records to the Transfer Agent as the Transfer Agent may request in order that the Transfer Agent may determine that the Trust is properly performing any duties and obligations it may have hereunder.

        (f) As agreed by the Trust and the Transfer Agent, the Trust may share in the annual maintenance fee with respect to each Retirement Account.

  1.5   Review and Maintenance of Fund Prototypes or Account Materials.

        (a) The Trust agrees that the Trust Prototypes will comply with applicable sections of the Code and regulations promulgated pursuant to the Code in effect at the time. The Trust will be responsible for establishing, maintaining and updating the Trust Prototypes in compliance with the Code and all other applicable Federal or state law or regulations, when changes in the law require such updating.

        (b) The Trust agrees that any modifications made by the Trust to the Trust Prototypes without the Transfer Agent's written consent shall not increase the liabilities or responsibilities of the Transfer Agent as custodian or limit the Transfer Agent's ability to resign as custodian as provided under Section 1.6 below. The Trust will furnish the Transfer Agent with a copy of the Trust Prototypes. The Transfer Agent shall not be required to review, comment or advise on such Trust Prototypes.

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  1.6   Resignation or Removal of Custodian

        (a) If either party chooses to terminate pursuant to Section 12 of the Agreement the Transfer Agent may thereupon resign as custodian in respect to any or all of the Retirement Accounts upon sixty (60) days' prior written notice to the Trust. In such an event, the Trust will promptly distribute the notice of the custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent. The Trust shall be responsible to obtain a successor custodian for all Retirement Accounts.

        (b) If the Trust chooses to discontinue performing any of its duties and obligations with respect to any or all Retirement Accounts, it will give the Transfer Agent at least one hundred twenty (120) days' written notice prior to such discontinuance. The Transfer Agent may thereupon resign as custodian in respect to any or all Retirement Accounts by providing sixty (60) days' prior written notice to the Trust. In such an event, the Trust shall be responsible to obtain a successor custodian for the Retirement Accounts. Upon written acceptance by the successor custodian, the Trust will promptly distribute the notice of the Custodian's resignation to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent.

        (c) If at any time and for any reason the Transfer Agent chooses to resign as custodian of any or all Retirement Accounts, it will give the Trust at least sixty (60) days' prior written notice. In connection with Transfer Agent resignation hereunder or pursuant to Sections 1.6(a), 1.6(b), the Transfer Agent may, but is not required to, designate a successor custodian by written notice to the Trust, and the Trust will be deemed to have consented to such successor unless the Trust designates a different successor custodian and provides written notice thereof together with such a different successor's written acceptance by such date as the Transfer Agent specifies in its original notice to the Trust provided that the Trust will have a minimum of sixty (60) days to designate a different successor. The Trust will promptly distribute the notice of the Transfer Agent's resignation as custodian to such persons and in such manner as are called for under the applicable provisions of the Retirement Account and in form and content satisfactory to and signed by the Transfer Agent.

        (d) If within sixty (60) days (or such longer time as the custodian may agree to in writing) after resignation by the custodian, the Trust or the Transfer Agent has not appointed a successor custodian who has accepted such appointment in writing, the Trust shall within a further period of sixty (60) days apply to a court of competent jurisdiction for appointment of a successor custodian, provided that if (i) the Trust shall have failed to have made such application within such period or
        (ii) the court shall have dismissed such application without having made such appointment, and (iii) no successor custodian shall have then accepted appointment, then (iv) termination of the custodian's responsibilities shall be effected by distributing all assets of the Retirement Account in a single payment in cash or in kind to each Participant, subject to the Transfer Agent's right as custodian to reserve such funds as it may deem advisable for payment of all its fees, compensation,

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        costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of Retirement Accounts or on or against the custodian. Any amounts remaining after payment of such costs shall be delivered to the successor custodian, if any.

        (e) Upon appointment of and acceptance by a successor custodian under this Section 1.6, the custodian shall transfer all assets in book entry form relating to the Retirement Accounts to the successor custodian.

  1.7   Applications and Correspondence

        The Transfer Agent will execute any instruments and documents in regard to the Retirement Accounts (including correspondence with various persons such as employers, Participants and beneficiaries) that the Trust submits to the Transfer Agent for that purpose. In no event will the Trust sign the Transfer Agent's name on any application or other document without the Transfer Agent's prior written approval.

2.      Financial Intermediaries and Third Party Administrators

  2.1 Shares will be available through Financial Intermediaries who provide shareholder services for their clients and who may hold their clients' assets in omnibus accounts ("Financial Intermediary Accounts").

  2.2 In accordance with procedures agreed upon between the Transfer Agent and the Trust, the Transfer Agent shall:

        (a) Treat Financial Intermediary Accounts as omnibus accounts unless otherwise requested by the Trust (either on a case-by-case basis or according to guidelines agreed upon by the Trust and Transfer Agent);

        (b) Maintain omnibus accounts on its records in the name of the Financial Intermediaries for the benefit of their clients; and (c) Perform all services under Section 1 as transfer agent of the Trust and not as record- keepers or trustees for the Financial Intermediary Accounts.

  2.3 The Trust may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Code and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

  2.4 In accordance with procedures agreed upon between the Transfer Agent and the Trust, the Transfer Agent shall:

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        (a) Treat Shareholder accounts established by the Plans in the name of the trustees, Plans or TPAs as the case may be as omnibus accounts;

        (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

        (c) Perform all services under Section 1 as transfer agent of the Trust and not as a record- keeper for the Plans.

  2.5 Notwithstanding Sections 2.2 and 2.4, the Transfer Agent agrees to assist the Trust with its Rule 22c-2 compliance under the 1940 Act and with any other laws and regulations applicable to transfer agent responsibilities for omnibus accounts.

  2.6 Transactions identified under Sections I and 2 of this Agreement shall be deemed exception services ("Exception Services") when such transactions require the Transfer Agent to use methods and procedures other than those normally employed by the Transfer Agent to perform its transfer agency services.

3.      Fees and Expenses

  3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of- pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent. The fees set forth on Schedule 3.1 shall automatically apply to any trusts resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a trust is to become a party to this Agreement as the result of an acquisition or merger, and that trust requires different services from the Transfer Agent than those covered by this Agreement, then the parties shall confer diligently and in good faith, and agree upon fees applicable to such trust.

  3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Trust agrees to advance to or reimburse, as appropriate, the Transfer Agent out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

  3.3 Postage. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

  3.4 Invoices. The Trust agrees to pay all fees and reimbursable expenses within sixty (60) days' following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only

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        withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

  3.5 Cost of Living Adjustment. Following the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

  3.6 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Trust) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.      Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

  4.1 It is a trust company duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

  4.2 It is duly registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended, and it will remain so registered for the duration of this Agreement. It will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.

  4.3 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

  4.4 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

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  4.5   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

  4.6 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.      Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

  5.1 It is a trust duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

  5.2 It is empowered under applicable laws and by its Trust Instrument and By-Laws to enter into and perform this Agreement.

  5.3 All corporate proceedings required by said Trust Instrument and By-Laws have been taken to authorize it to enter into and perform this Agreement.

  5.4 The Trust and each of its Funds is an open-end management investment company registered under the 1940 Act.

  5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

6.      Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
        Code

  6.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

  6.2 Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Trust Selection Form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust's authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

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  6.3   Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

  6.4 Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order or (b) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized. The Transfer Agent agrees to promptly notify the Trust of the rejection of any order and the reasons for such rejection, so that the Trust may contact and resolve the issue with the Shareholder on the same day.

  6.5 Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

  6.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

  6.7 Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days' of notification by the Transfer Agent of the acceptance of such payment order.

  6.8 ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

  6.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Trust must report any objections to the execution of an order within thirty (30) days.

7.      Data Access and Proprietary Information

  7.1 The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust's ability to access certain Trust-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

        (a) Use such programs and databases (i) solely on the Trust's computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

        (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust's computer(s)), the Proprietary Information;

        (c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

        (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Trust's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

        (e) Allow the Trust to have access only to those authorized transactions as agreed to between the Trust and the Transfer Agent; and

        (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

  7.3 The Trust acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

  7.4 If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLF BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

  7.5 If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

  7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

  7.7   Personal Information; Information Security.

        (a) The Transfer Agent shall develop and maintain as part of the Data Access Services (and in furtherance of all of the services provided under this Agreement) policies and procedures for safeguarding any Customer Data received, processed or stored by the Transfer Agent constituting customer records and information (including, without limitation, any consumer report information) subject to the requirements of Sectiones.248.30 of Regulation S-P promulgated by the United States Securities and Exchange Commission, as from time to time amended (collectively, "personal information"); the Transfer Agent shall cause such policies and procedures to be reasonably designed to (a) insure the security and confidentiality of the personal information; (b) protect against anticipated threats or hazards to the security and integrity of the personal information; and (c) protect against unauthorized access to or use of the personal information that could result in substantial harm or inconvenience to any customer of the Fund.

        (b) At the request of the Fund, and not less than once during each year of the term of this Agreement, the Transfer Agent shall meet with the Fund and deliver to the Fund a written and oral presentation regarding the policies and procedures in place under Section 7.7(a); such written and oral presentations shall address the suitability of those policies and procedures for safeguarding the personal information, taking account of the requirements of Section 7.7(a) and ongoing changes in information security, computing and related fields.

        (c) In performing the Data Access Services or any other services under this Agreement, the Transfer Agent shall cause its services to be performed pursuant to the policies and procedures then in effect (as developed pursuant to Section 7.7(a) above). The Transfer Agent shall report to the Fund promptly any material incidents occurring, and at regular meetings any non-material incidents occurring, which involve the subject matter of those policies and procedures (including, but not limited to, the improper release of personal information, the unauthorized access to personal information, any unauthorized attempts to access personal information or the discovery of a flaw in the procedures in place under Section 7.7(a) that could subject personal information to unauthorized access or release) and cooperate with the Fund in conducting any related investigation activities, regulatory examinations, or remedial changes.

        (d) All information provided to the Fund by the Transfer Agent under this Section 7.7 shall be considered as Proprietary Information.

8.      Indemnification

  8.1 The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any law suit in which the Transfer Agent, Boston Financial Data Services, Inc., DST Systems, Inc. and DSTO or their officers, trustees or controlling persons are named parties), payments, expenses and liability arising out of or attributable to:

        (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

        (b) The Trust's lack of good faith, negligence or willful misconduct;

        (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents data, stock certificates or services, which are received Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Trust after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or written opinions of legal counsel regularly used by the Transfer Agent and that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons; (v) any instructions to the Transfer Agent from the Trust to process trades after the close of the market at that day's price. The Trust represents and warrants that any and all such trade instructions were received by the Trust prior to market close;

        (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

        (e) The acceptance of transaction requests whether by facsimile or otherwise, on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust ensuring that the original source documentation is in good order and properly retained;

        (f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Trust's demand deposit account maintained by the Transfer Agent; or

        (g) Upon the Trust's request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems.

  8.2 To the extent that the Transfer Agent is not entitled to indemnification pursuant to Section 8.1 above and only to the extent of such right, the Trust shall not be responsible for, and the Transfer Agent shall indemnify and hold the Trust harmless from and against any losses, damages, costs, charges, counsel fees (including the defense of any such lawsuit in which the Trust or its officers, Trustees or controlling persons are named parties), payments, expenses and liability arising directly out of or attributable to any action or failure of the Transfer Agent to act as a result of the Transfer's Agent's lack of good faith, negligence or willful misconduct in the performance of its services hereunder.

  8.3 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

9.      Standard of Care/Limitation of Liability

        The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.6 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, except for liability associated with breaches of confidentiality, security or the systems of the Transfer Agent or with breaches of infringement on the intellectual property rights of any third party, the Transfer Agent's aggregate liability during each year of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Trusts and Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Trusts and Funds covered by this Agreement during the nine (9) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought. For liability related to: (a) a breach of confidentiality as set forth in
        Section 10, (b) a breach of security (including, but not limited to, any breach relating to the services provided by the Transfer Agent pursuant to Section 7.7 of this Agreement), (c) any breakdown in the Transfer Agent's systems (including, but not limited to, any interruptions in the Transfer Agent's business continuity and disaster recovery plans), or
        (d) any infringement by the Transfer Agent of the intellectual property rights of any third party, the Transfer Agent's aggregate liability during any term of this Agreement with respect to, arising from or in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Trusts and Funds covered by this Agreement during the thirteen and one-half months (13 1/2) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought. The foregoing limitations on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent's employees or any intentional malevolent acts by the Transfer Agent's employees or reckless disregard or gross negligence in carrying out their duties. For purposes of this Section 9, "intentional malevolent acts" shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such act violates this Agreement and is likely to cause damage or harm.

10.     Confidentiality

  10.1 The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement.

  10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.     Inspection Rights

  11.1 During the term of this Agreement, the duly authorized independent auditors, internal audit teams, compliance officers and regulators of the Trust will have the right under this Agreement to perform periodic on-site inspections, during Transfer Agent's regular business hours, of Transfer Agent's facilities, systems, records and procedures solely as they pertain to Transfer Agent's activities under or pursuant to this Agreement. Any reasonable incremental direct expenses for programming required for special reports requested by such auditors, or examiners incurred by Transfer Agent with respect to such Trust directed inspections shall be charged as an out-of-pocket expense to the Trust. To the extent reasonable and feasible under the circumstances, Trust shall provide at least five (5) business days advance notice to Transfer Agent of such inspections, and to the extent possible, of such examinations or inspections by its regulators. The foregoing provisions shall not apply to on-site visits by Trust' employees or representatives from time to time for purposes of discussing Transfer Agent's performance under the Agreement; provided that Trust shall provide reasonable notice to Transfer Agent of such visits and conduct them in a manner that will not materially interfere with Transfer Agent's normal and customary conduct of its business activities. Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. Transfer Agent may require Trust's independent auditors to execute a confidentiality agreement before granting access. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.

  11.2 Transfer Agent will make available to Trust on an annual basis as soon as available, a copy of its SAS 70 report from its independent auditors. Transfer Agent shall also provide to Trust copies of the attestation performed annually by such auditors with respect to AML/CIP delegated duties compliance.

12.     Assurance on Risk Management

  12.1 Upon request of Trust, Transfer Agent will provide to Trust the Transfer Agent's standard form Sarbanes-Oxley certification with respect to Transfer Agent's performance of the Transfer Agency Services and its internal controls related thereto.

  12.2 In addition, upon request of Trust, Transfer Agent will provide to Trust the Transfer Agent's standard form certification with respect to the compliance provisions under Rule 38a-l of the 1940 Act.

13.     Covenants of the Trust and the Transfer Agent

  13.1  The Trust shall promptly furnish to the Transfer Agent the following:

        (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

        (b) A copy of the Trust Instrument and By-Laws of the Trust and all amendments thereto.

  13.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

  13.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

14.     Termination-of Agreement

  14.1 Term. The initial term of this Agreement (the "Initial Term") shall be five (5) years from the date first stated above as to each individual Trust unless termination pursuant to the provisions of this Section 14. The term may be renewed by mutual agreement of the Transfer Agent and the individual Trust for successive periods of one year each ("Renewal Term"). Either the Transfer Agent or the Trust shall give written notice to the other party one hundred twenty (120) days before the expiration of the Initial Term or Renewal Term if such party desires not to renew the term for an additional one-year period. In the event any individual Trust wishes to terminate this Agreement as to it prior to the expiration of the Initial Term or a Renewal Term, the Trust shall give one hundred twenty (120) days prior written notice to the Transfer Agent and shall be subject to the terms of this Section, including the payments applicable under Section 14.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the individual Trust will agree upon a Fee Schedule for the upcoming Renewal Term applicable to such Trust. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below). Moreover, the termination of this Agreement will not discharge or excuse completion or performance of any liability or services obligation.

  14.2 Deconversion. In the event that this Agreement is terminated or not renewed for any reason by an individual Trust, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at Trust's request, shall offer reasonable assistance to the Trust in converting the Trust's records from the Transfer Agent's systems to whatever services or systems are designated by Trust (the "Deconversion"). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time within a reasonable time frame agreed to by the parties. As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent's software, or to otherwise alter the format of the data as maintained on any provider's systems.

14.3    Termination or Non Renewal.

        (a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement by an individual Trust, such Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and
        (ii) thereafter accrue for the period through and including the date of Trust's Deconversion.

        (b) Deconversion Costs and Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement by an individual Trust, the Trust shall pay the Transfer Agent for the Deconversion costs as noted in Section 14.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

        (c) Early Termination for Convenience. In addition to the foregoing, in the event that any individual Trust terminates this Agreement, other than pursuant to Section 14.7, prior to the end of the Initial Term or any Renewal Term, the Trust shall pay the Transfer Agent an amount equal to the average monthly fee paid by the Trust to the Transfer Agent under the Agreement times the number of months remaining in the Initial or Renewal Term and calculated at the Account owner levels or as otherwise set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the "Early Termination Fee").

  14.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

  14.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

  14.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

  14.7 Cause. If either of the parties hereto is in default in the performance of its duties or obligations hereunder, and such default has a material effect on the other party, then the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within thirty (30) days of receipt of such notice, or within such longer period of time as the parties may agree is necessary for such cure, then the non-defaulting party may terminate this Agreement upon notice of not less than five (5) days to the defaulting party.

15.     Assignment and Third Party Beneficiaries

  15.1 Except as provided in Section 16.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

  15.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

  15.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 16.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

16.     Subcontractors

  16.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("Boston Financial") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a Boston Financial subsidiary duly registered as a transfer agent, (iii) a Boston Financial affiliate duly registered as a transfer agent or (iv) with regard to print/mail services, to DST Output, Inc., an affiliate of Boston Financial provided, however, that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of Boston Financial or its subsidiary or affiliate as it is for its own acts and omissions. Notwithstanding the foregoing, if the Trust contracts for the performance of any services directly with an affiliate of the Transfer Agent or DST Output, Inc., then the Transfer Agent shall not be responsible to the Trust for the acts and omissions of such affiliate with respect to such services.

  16.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

17.     Miscellaneous

  17.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

  17.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

  17.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes, provided however, that this provision shall not imply that the Transfer Agent is excused from maintaining reasonable business continuity and disaster recovery plans to address potential service outages.

  17.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

  17.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

  17.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

  17.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

  17.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

  17.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

  17.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

  17.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

  17.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                (a)     If to the Transfer Agent, to:

                        State Street Bank and Trust Company
                        c/o Boston Financial Data Services, Inc.
                        2 Heritage Drive, 4th Floor
                        North Quincy, Massachusetts 02171
                        Attention: Legal Department
                        Facsimile: (617) 483-2490

                (b)     If to the Trust, to:

                        Kirkpatrick & Lockhart Nicholson Graham LLP
                        Attention: Arthur Delibert, Esquire
                        1601 K Street, NW
                        Washington, DC 20006-1600
                        Facsimile: (202) 778-9100

                        With a copy to:

                        Neuberger Berman Management, Inc.
                        Attention: Andrew Allard
                        605 Third Avenue, 2nd Floor
                        New York, New York 10158-0180
                        Facsimile: (212) 476-5781

18.     Additional Trusts/Funds

        In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

19.     Limitations of Liability of the Trustees and Shareholders

        A copy of the Trust Instrument is on file with the state of organization, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

TRUST Each of the entities listed on Schedule A hereto)

                                       By:    /s/ PETER SUNDMAN
                                              ----------------------------------
                                       Name:  PETER SUNDMAN
                                       Title: CHIEF EXECUTIVE OFFICER

                                       As an Authorized Officer on behalf of
                                       each of the entities indicated on
                                       Schedule A


ATTEST:
[ILLEGIBLE]

                                       STATE STREET BANK AND TRUST COMPANY

                                       BY:    /s/ Joseph L. Hooley
                                              ----------------------------------
                                              Executive Vive President

ATTEST:
[ILLEGIBLE]

                                   SCHEDULE A
                            Dated: December 19, 2006

NEUBERGER BERMAN INCOME FUNDS, a business trust organized under the laws of the State of Delaware

        Neuberger Berman Cash Reserves
        Neuberger Berman Government Money Fund
        Lehman Brothers Short Duration Bond Fund
        Lehman Brothers Municipal Securities Trust
        Lehman Brothers High Income Bond Fund
        Lehman Brothers Strategic Income Fund
        Lehman Brothers Core Bond Fund
        Lehman Brothers Municipal Money Fund
        Lehman Brothers New York Municipal Money Fund
        Lehman Brothers National Municipal Money Fund
        Lehman Brothers Tax-Free Money Fund

NEUBERGER BERMAN EQUITY FUNDS, a business trust organized under the laws of the State of Delaware

        Neuberger Berman Focus Fund
        Neuberger Berman Genesis Fund
        Neuberger Berman Guardian Fund
        Neuberger Berman Partners Fund
        Neuberger Berman Manhattan Fund
        Neuberger Berman Socially Responsible Fund
        Neuberger Berman International Fund
        Neuberger Berman Millennium Fund
        Neuberger Berman Regency Fund
        Neuberger Berman Century Fund
        Neuberger Berman Fasciano Fund
        Neuberger Berman International Institutional Fund
        Neuberger Berman Real Estate Fund
        Neuberger Berman All-Cap Growth Fund
        Neuberger Berman International Large Cap Fund
        Neuberger Berman Equity Income Fund
        Neuberger Berman Premier Convergence Fund
        Neuberger Berman Premier Analysts Fund
        Neuberger Berman Premier Energy Fund
        Neuberger Berman Premier Dividend Fund

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST, a business trust organized under the laws of the State of Delaware

        Neuberger Berman Balanced Portfolio
        Neuberger Berman Growth Portfolio
        Neuberger Berman limited Maturity Bond Portfolio
        Neuberger Berman Partners Portfolio
        Neuberger Berman Fasciano Portfolio

                                   SCHEDULE A
                             Dated: December 19, 2006
                                   (continued)

        Neuberger Berman Focus Portfolio
        Neuberger Berman Guardian Portfolio
        Neuberger Berman High Income Bond Portfolio
        Neuberger Berman International Portfolio
        Neuberger Berman International Large Cap Portfolio
        Neuberger Berman Mid-Cap Growth Portfolio
        Neuberger Berman Real Estate Portfolio
        Neuberger Berman Regency Portfolio
        Neuberger Berman Socially Responsive Portfolio

NEUBERGER BERMAN INSTITUTIONAL LIQUIDITY SERIES, a statutory trust organized under the laws of the State of Delaware

        Neuberger Berman Institutional Cash Fund
        Neuberger Berman Prime Money Fund

LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY CASH MANAGEMENT FUNDS, a statutory trust organized under the laws of the State of Delaware

        Cash Management Money Market Portfolio
        Cash Management Prime Portfolio
        Cash Management Treasury Portfolio

LEHMAN BROTHERS RESERVE LIQUIDITY FUNDS, a statutory trust organized under the laws of the State of Delaware

        Money Market Reserve Portfolio
        Prime Reserve Portfolio
        Treasury Obligations Reserve Portfolio

LEHMAN BROTHERS INSTITUTIONAL LIQUIDITY FUNDS, a statutory trust organized under the laws of the State of Delaware

        Money Market Portfolio
        Prime Portfolio
        Treasury Portfolio
        Treasury Reserves Portfolio
        Government Portfolio
        Government Reserves Portfolio
        Municipal Portfolio
        Tax-Exempt Rortfolio
        New York Municipal Portfolio

                                   SCHEDULE A
                            Dated: December 19, 2006
                                   (continued)











TRUST (Each of the entities listed     STATE STREET BANK AND TRUST COMPANY
on  Schedule A hereto)

By:    /s/ Robert Conti                BY:   /s/ Joseph L. Hooley
       --------------------------            ----------------------------------
Name:  ROBERT CONTI                          Joseph L. Hooley
                                             Vice Chairman
Title: VP
       As an Authorized Officer on
       behalf of each of The entities
       indicated on Schedule A

                                 SCHEDULE 3.12(f)
                                 AML DELEGATION

                            Dated: December 14, 2005

1.      Delegation.

  1.1 Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to the Transfer Agent those aspects of the Trust's Program that are set forth in Section 4 below (the "Delegated Duties"). The Delegated Duties set forth in Section 4 may be amended, from time to time, by mutual agreement of the Trust and the Transfer Agent upon the execution of such parties of a revised Schedule 1.2(g) bearing a later date than the date hereof.

  1.2 The Transfer Agent agrees to perform such Delegated Duties, with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2. Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3. Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Trust for which the Transfer Agent maintains the applicable shareholder information.

                                  Schedule 1.2f

                                 SCHEDULE 3.12(f)
                                 AML DELEGATION

                            Dated: December 14, 2005

                                   (continued)

4.      Delegated Duties

  4.1 Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

        (a) Submit all new account and registration maintenance transactions through the Office of Foreign Assets Control ("OFAC") database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

        (b) Submit special payee checks through OFAC database;

        (c) Review redemption transactions that occur within thirty (30) days of account establishment or maintenance;

        (d) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

        (e) Review accounts with small balances followed by large purchases;

        (f) Review accounts with frequent activity within a specified date range followed by a large redemption;

        (g) On a daily basis, review purchase and redemption activity per tax identification number ("TIN") within the Trust to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

        (h) Monitor and track cash equivalents under $10,000 for a rolling twelve-month period and file IRS Form 8300 and issue the Shareholder notices required by the IRS;

        (i) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR. Provide the Trust with a copy of the SAR within a reasonable time after filing; notify the Trust if any further communication is received from U.S. Department of the Treasury or other law enforcement agencies regarding the SAR;

                                  Schedule 1.2f

                                 SCHEDULE 3.12(f)
                                 AML DELEGATION

                            Dated: December 14, 2005

                                   (continued)

        (j) Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

        (k) In accordance with the requirements under 31 C.F.R. 103.131: (i) Verify the identity of any person seeking to open an account with the Trust, (ii) Maintain records of the information used to verify the person's identity and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorists organizations provided to the Trust by any government agency.

  4.2 In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Trust, unless prohibited by applicable law.

TRUST (Each of the entities listed     STATE STREET BANK AND TRUST COMPANY
on  Schedule A hereto)

By:    /s/ PETER SUNDMAN               BY:   /s/ Joseph L. Hooley
       --------------------------            ----------------------------------
Name:  PETER SUNDMAN                         Exerutive Vice President

Title: CHIEF EXECUTIVE OFFICERVP

As an Authorized Officer on behalf of
each of The entities indicated on
Schedule A

                         Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                               FEE SCHEDULE (9/06)
                             NEUBERGER BERMAN FUNDS

--------------------------------------------------------------------------------
ANNUAL ACCOUNT SERVICE FEES
--------------------------------------------------------------------------------

Non-Daily Dividend Funds:
        "Equity Funds"                              $10.51

                Advisors Management Trust
                Equity Funds
                Equity Trusts
                Equity Assets
Equity Series
Daily Dividend Funds:
        "Bond Funds"                                $16.89
                Income Funds
                Income Trusts
        "Money Funds"                               $19.32

Matrix Level Three Networking accounts are billed at $6.44 account. Reduced rate appears as a credit on monthly invoices. Credit is not applied where fund minimum is invoked.

Closed Account Fee - All Funds                      $1.22
Not billed to Trust Funds (Equity and Income) where Fund Minimum is invoked.

Minimum (per Fund/Class/Spoke)
        Equity Assets                         $20,251.96
        Equity Trusts                         $20,251.96
        Equity Series                         $20,251.96
        Income Trusts                         $20,251.96
        Advisors Management Trust             $14,728.69

Fund minimums are guaranteed for three years from inception date, and are waived for nine months from inception. Each class/spoke is considered a fund and will be billed accordingly.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. Account service fees are the higher of: open account charges plus closed account charges or the fund minimum.

--------------------------------------------------------------------------------
ACTIVITY BASED FEES
--------------------------------------------------------------------------------
        Omnibus Transactions -                          3.07 transaction
                Spoke 1 funds, specific dealers and
                 transaction codes
        Outgoing Wires                                  $9.81 transaction
                Waived shareholder wire fees are
                 billed to the Mgmt Co.                 $0.42 transaction

--------------------------------------------------------------------------------
OTHER FEES
--------------------------------------------------------------------------------
        12b-1 Commission Processing                     $490.96 month
                Fee excludes supplies and postage
                (billed as Out of Pockets)
        Monthly Graphs (spoke 1 funds, except AMT)      $89.90 month/fund
        Disaster Recovery                               $0.08 account

--------------------------------------------------------------------------------
IRA CUSTODIAL FEES
--------------------------------------------------------------------------------

        Annual Maintenance - IRA balance by SSN
        less than $10,000.00                            $12.00/SSN or TIN
                Waived shareholder fees are billed
                to the Management Company

--------------------------------------------------------------------------------
OUT-OF-POCKET EXPENSES                                  BILLED AS INCURRED
--------------------------------------------------------------------------------

Out-of-Pocket expenses include but are not limited to: daily confirmation statements, investor statements, postage, forms, audio response, network equipment, telephone (i.e. telephone line charges, faxes, transmissions, records retention, movement of records, freight, customized programming/ enhancements, ad-hoc reporting, federal wire, transcripts, microfilm, microfiche, lost shareholder services and expenses incurred at the specific direction of the fund.

These fees will be subject to an annual Cost of Living Adjustment based on regional consumer price index.